Exhibit 99.1

400 South LaSalle Street Chicago, IL 60605 www.cboe.com http://cboenews.com http://ir.cboe.com
NEWS RELEASE

CBOE HOLDINGS, INC. REPORTS FIRST QUARTER 2012 FINANCIAL RESULTS; DILUTED EPS OF $0.37, UP 3 PERCENT

First Quarter GAAP Financial Highlights
-- Operating Revenues of $121.4 Million, Down 2 Percent
-- Net Income Allocated to Common Stockholders was $32.9 Million; Diluted EPS Up 3 Percent to $0.37
-- Operating Margin Increases 90 Basis Points to 47.3 Percent
-- Average Daily Trading Volume of 4.88 Million Contracts, Down 4 Percent Versus 1Q11 and Up 14 Percent Versus 4Q11
-- Total Market Share Increased to 29.9 Percent for the Quarter, Up 3.2 Percentage Points from Fourth Quarter 20111
CHICAGO, May 1, 2012 - CBOE Holdings, Inc. (NASDAQ: CBOE) today reported first quarter 2012 net income allocated to common stockholders of $32.9 million, or $0.37 per diluted share, compared with $32.1 million, or $0.36 per diluted share in the first quarter of 2011. Operating revenues for the first quarter were $121.4 million, down 2 percent compared with $124.0 million in the first quarter of 2011.
“We are pleased to report our company's seventh consecutive quarter of adjusted earnings per share growth, despite lower trading volume industry-wide. CBOE Holdings also posted significant gains in market share, as a result of very positive customer response to our new Volume Incentive Program (VIP),” said William J. Brodsky, CBOE Holdings Chairman and Chief Executive Officer. “In addition, we continue to see particularly strong growth in our VIX options and futures, which we believe speaks to our ongoing commitment to expanding our suite of volatility products and to broadening our customer base through marketing and education. Our financial strength allows us to continue to deliver value to stockholders while investing in innovations that will position our company for long-term success.”
“We reported solid financial results for the quarter by continuing to manage our costs while investing in future growth,” said Alan J. Dean, CBOE Holdings Executive Vice President and Chief Financial Officer. "Our consistent earnings growth and financial stability provide a strong foundation for our business. During the quarter, we purchased $31 million of CBOE shares, bringing our total purchases under our $100 million share repurchase program to $78 million. We maintain a debt-free balance sheet, and our strong operations generate significant free cash flow, which we will continue to deploy with a careful balance between reinvesting in the business and distributing excess cash to stockholders through share repurchases and dividends," Dean added.

1 Represents options market share for CBOE and C2, adjusted to exclude dividend trades.

The table below highlights CBOE Holdings' operating results on a GAAP basis and an adjusted basis for the comparative quarters ended March 31, 2012 and 2011. Financial results presented on an adjusted basis provide supplemental information to measure period-over-period comparisons by adjusting for certain items that are not indicative of the company's core operating performance.
Key Statistics and Financial Highlights:

(in millions, except per share and fee per contract)	1Q 2012	1Q 2011	Y/Y Change
Key Statistics:
Average Daily Volume (options and futures)	4.88	5.08	(4)%
Total Trading Volume (options and futures)	302.7	315.0	(4)%
Average Transaction Fee Per Contract	$0.280	$0.285	(2)%
GAAP Financial Highlights:
Total Operating Revenues	$121.4	$124.0	(2)%
Total Operating Expenses	64.0	66.5	(4)%
Operating Income	57.4	57.5	—%
Operating Margin %	47.3%	46.4%	90 bps
Net Income	$33.4	$32.9	2%
Net Income Allocated to Common Stockholders	$32.9	$32.1	2%
Diluted EPS	$0.37	$0.36	3%
Weighted Average Shares Outstanding	88,146	90,085	(2)%
Adjusted Financial Highlights (1)
Total Operating Expenses	$63.8	$66.1	(3)%
Operating Income	57.6	57.9	(1)%
Operating Margin %	47.5%	46.7%	80 bps
Net Income	$33.5	$33.3	1%
Net Income Allocated to Common Stockholders	$33.0	$32.5	2%
Diluted EPS	$0.37	$0.36	3%
(1) A full reconciliation of our non-GAAP results to our GAAP results for the 2012 and 2011 reporting periods is included in the attached tables. See "Non-GAAP Information” in the accompanying financial tables.
Revenues
Operating revenues were $121.4 million in the first quarter of 2012, down $2.6 million, or 2 percent, from $124.0 million in last year's first quarter. This decrease was the result of a $5.1 million decline in transaction fees and a $1.6 million decrease in access fees, offset somewhat by increases in exchange services and other fees and market data fees of $2.7 million and $1.3 million, respectively. The change in access fee revenue primarily reflects fee changes implemented during the quarter for trading permits. The increase in exchange services and other fees was driven by fee increases implemented during the quarter, while the growth in market data fees is directly related to CBOE's market share gains achieved during the quarter.
Transaction fees decreased 6 percent for the quarter due to a 4 percent decline in trading volume and a 2 percent decrease in the average transaction fee per contract compared with the first quarter of 2011. Trading volume for the first quarter was 302.7 million contracts, or 4.88 million contracts per day, versus 2011 first quarter volume of 315.0 million contracts, or 5.08 million contracts per day. The average transaction fee per contract decreased to $0.280 compared with $0.285 in the first quarter of 2011.
The decrease in the average transaction fee per contract was driven by a decline in the rate per contract (RPC) in equity and ETF options. This decline resulted from strong response to CBOE's new Volume Incentive Program (VIP), implemented on January 3, and higher volume discounts for liquidity providers. The VIP provides credits to firms for qualifying customer contracts in multiply-listed products in excess of certain thresholds. Volume discounts for liquidity providers in multiply-listed products were up as liquidity providers experienced more activity trading with the customer contracts brought to CBOE through

VIP. The declines in the RPC for equity and ETF options were offset significantly by increases in the RPC for index options and futures contracts. The average transaction fee per contract represents total transaction fee revenue divided by total reported trading volume for CBOE, C2 Options Exchange (C2) and CBOE Futures Exchange (CFE).
Adjusted Operating Expenses
Adjusted operating expenses, which exclude the accelerated recognition of stock-based compensation expense, decreased $2.3 million, or 3 percent, to $63.8 million compared with $66.1 million in the first quarter of 2011. This decrease primarily resulted from lower trading volume incentives, offset somewhat by increases in outside services and travel and promotional expenses.
The company's core operating expenses of $41.6 million for the first quarter of 2012 increased $1.0 million, or 3 percent, compared with last year's first quarter, primarily driven by higher costs for data processing, outside services and travel and promotional expenses.
Core operating expenses represent total operating expenses less volume-based expenses, depreciation and amortization, accelerated stock-based compensation expense and unusual or one-time expenses.
Volume-based expenses, which include royalty fees and trading volume incentives, were $13.8 million in the first quarter of 2012, representing a decrease of $3.1 million, or 18 percent, compared with the same period last year, reflecting a decline in trading volume incentives resulting from changes to the program criteria.
Adjusted Operating Margin
The company's adjusted operating margin increased 80 basis points to 47.5 percent for the first quarter of 2012, compared with 46.7 percent in the same period in 2011, representing the company's seventh consecutive quarter of year-over-year margin growth.
Effective Tax Rate
The company reported an effective tax rate of 41.3 percent versus 42.2 percent in last year's first quarter. The lower effective tax rate was primarily due to a new tax apportionment method enacted by Illinois.

First Quarter 2012 Operational Highlights and Recent Developments

•
For the first quarter of 2012, CBOE increased its share of multiply-listed options products to 23.2 percent compared with 19.5 percent for the fourth quarter of 2011, a gain of 3.7 percentage points, adjusted to exclude dividend trades.

•	On January 9, CFE launched trading in security futures on the CBOE Emerging Markets ETF Volatility Index. Options on the Index were launched on January 31 at CBOE.

•	On February 2, CFE launched futures trading on the Radar Logic 25-Metropolitan Statistical Area (MSA) RPX Composite Index, which tracks U.S. residential housing values as a whole.

•	On February 21, CFE began trading in security futures on the CBOE Brazil ETF Volatility Index. Options on the Index were launched on March 6 at CBOE.

•
On March 1, C2 launched trading in SPXpmSM longer-term index options ("Super Leaps" options), which feature longer-dated expirations - up to five years - than standard LEAPS® options (Long-term Equity AnticiPation SecuritiesSM), with expirations available up to three years.

•	On March 14, CBOE began publishing values for the CBOE "VIX of VIX" Index (VVIXSM), which tracks the volatility of the CBOE Volatility Index® (the VIX® Index).

•	On March 14, trading in SPXpmSM options at the C2 Options Exchange (C2) reached a new high of 38,225 contracts, more than double the previous high of 18,965 contracts on November 17, 2011.

•
On March 23, CBOE and The McGraw-Hill Companies, Inc. and its S&P Indices business asked a court in Chicago to enforce the injunction against the International Securities Exchange, LLC (ISE) to prohibit it from listing and trading options on what ISE has called the ISE Max SPY™ Index.

•	On March 26, CFE launched trading in security futures on the CBOE Crude Oil ETF Volatility Index. Options on the Index were launched on April 10 at CBOE.

•
March 2012 was the most-active trading month in CFE history as volume totaled 1,971,632 contracts, an increase of 85 percent from the 1,066,367 contracts traded in March 2011. Average daily volume (ADV) at CFE during March 2012 reached a new all-time high of 89,620 contracts, a gain of 93 percent from the 46,363 contracts traded per day a year ago. March's record trading volume surpassed the previous high of 1,828,511 contracts traded in August 2011.

•
On April 26, the company announced that CFE and DRW Trading Group had entered into an agreement that will allow CFE to use DRW's patent-pending methodology to create variance futures that, for the first time, match the quoting conventions and economic performance of over-the-counter stock index variance swaps. CFE plans to introduce a new futures contract based on the variance of the S&P 500® (SPX) later this year, subject to regulatory approval.

•
On May 1, the company reported that average daily volume (ADV) for total options in April was 4.54 million contracts, a six percent decrease from March 2012 ADV of 4.85 million contracts and a one percent increase from April 2011 ADV of 4.48 million contracts. In addition, CFE reported ADV of 84,631 contracts in April 2012, up 103 percent compared with 41,744 per day during April 2011 and a six percent decrease from 89,620 contracts per day in March 2012.

2012 Fiscal Year Financial Guidance
The company reaffirms the 2012 financial guidance that was provided in its February 8, 2012 earnings press release.
Return of Capital to Stockholders through Share Repurchase and Dividend Payments
During the first quarter of 2012, the company repurchased 1,149,000 shares of its common stock under its share repurchase program at an average price of $26.67 per share, for a total of $30.6 million. Through March 31, 2012, the company has repurchased 2,985,000 shares under its program at an average price of $26.01 per share, for an aggregate purchase price of $77.6 million. As of March 31, 2012, the company had $22.4 million remaining on its existing $100 million stock repurchase authorization.
As announced on April 25, 2012, CBOE Holdings' Board of Directors declared a quarterly dividend of $0.12 per share, payable June 22, 2012 to shareholders of record on June 1, 2012.

Earnings Conference Call
Executives of CBOE Holdings will host a conference call to review its first quarter financial results today, May 1, 2012, at 4:30 p.m. ET/3:30 p.m. CT. The conference call and any accompanying slides will be publicly available via live webcast from the Investor Relations section of the company's website at www.cboe.com under Events & Presentations. Participants may also listen via telephone by dialing (877) 372-0876 from the United States or Canada, or (253) 237-1167 for international callers. Telephone participants should place calls 10 minutes prior to the start of the call. The webcast will be archived on the company's website for replay. A telephone replay of the earnings call also will be available from approximately 8:00 p.m. CT, May 1, through 11:00 p.m. CT, May 15, 2012, by calling (800) 585-8367 within the U.S. and Canada, or (404) 537-3406 for international callers, using replay code 63677927.
About CBOE Holdings
CBOE Holdings, Inc. is the holding company for Chicago Board Options Exchange (CBOE), C2 Options Exchange and other subsidiaries.  CBOE, the largest U.S. options exchange and creator of listed options, continues to set the bar for options trading through product innovation, trading technology and investor education. CBOE offers equity, index and ETF options, including proprietary products, such as S&P 500 options (SPX), the most active U.S. index option, and options on the CBOE Volatility Index (the VIX Index). Other products engineered by CBOE include equity options, security index options, LEAPS options, FLEX options, and benchmark products such as the CBOE S&P 500 BuyWrite Index (BXM). CBOE's Hybrid Trading System incorporates electronic and open-outcry trading, enabling customers to choose their trading method. CBOE's Hybrid is powered by CBOEdirect, a proprietary, state-of-the-art electronic platform that also supports C2 Options Exchange (C2), CBOE Futures Exchange (CFE), CBOE Stock Exchange (CBSX) and OneChicago. CBOE is home to the world-renowned Options Institute and www.cboe.com, named "Best of the Web" for options information and education. CBOE is regulated by the Securities and Exchange Commission (SEC), with all trades cleared by the OCC.
Forward-Looking Statements
This press release may contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are those statements that reflect our expectations, assumptions or projections about the future and involve a number of risks and uncertainties.  These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause actual results to differ materially from that expressed or implied by the forward-looking statements, including: the loss of our exclusive licenses to list certain index options; decreases in the amount of trading volumes or a shift in the mix of products traded on our exchanges; legislative or regulatory changes affecting the options markets; increasing competition by foreign and domestic entities, including increased competition from new entrants into our markets and consolidation of existing entities; increasing price competition; our ability to maintain access fee revenues; economic, political and market conditions; our ability to operate our business without violating the intellectual property rights of others and the costs associated with protecting our intellectual property rights; our ability to accommodate increases in trading volume and order transaction traffic without failure or degradation of performance of our systems; our ability to protect our systems and communication networks from security risks, including cyber attacks; our ability to attract and retain skilled management and other personnel; our ability to maintain our growth effectively; our dependence on third party service providers; and the ability of our compliance and risk management methods to effectively monitor and manage our risks.

More detailed information about factors that may affect our performance may be found in our filings with the SEC, including in our Annual Report on Form 10-K for the year ended December 31, 2011 and other filings made from time to time with the SEC.

The condensed consolidated statements of income, balance sheets and statements of cash flows are unaudited and subject to reclassification.

CBOE Media Contacts:		Analyst Contact:
Gail Osten	Gary Compton	Debbie Koopman
(312) 786-7123	(312) 786-7612	(312) 786-7136
osten@cboe.com	comptong@cboe.com	koopman@cboe.com

Trademarks:

CBOE®, Chicago Board Options Exchange®, CBOEdirect®, CBOE Volatility Index®, VIX®, FLEX®, Hybrid®, LEAPS®, CFE®, CBSX® and CBOE Stock Exchange® are registered trademarks and SPXSM, BXMSM, BuyWriteSM, The Options InstituteSM, CBOE Futures ExchangeSM, Long-term Equity Anticipation SecuritiesSM, VVIXSM, OVSM, VXEEMSM and VXEMSM are service marks of CBOE.  Standard & Poor's®, S&P® and S&P 500® are registered trademarks of Standard & Poor's Financial Services LLC and have been licensed for use by CBOE, C2 and CFE. C2SM, C2 Options Exchange SM and SPXpmSM are service marks of C2 Options Exchange, Incorporated. All other trademarks and service marks are the property of their respective owners.

CBOE Holdings, Inc.
Selected Quarterly Operating Statistics

Average Daily Volume by Product (in thousands)

	1Q 2012	4Q 2011	3Q 2011	2Q 2011	1Q 2011
PRODUCT:
Equities	2,320	1,695	1,968	1,936	2,604
Indexes	1,174	1,202	1,590	1,114	1,172
Exchange-traded funds	1,321	1,366	1,861	1,349	1,263
Total Options Average Daily Volume	4,815	4,263	5,419	4,399	5,039
Futures	67	38	62	48	42
Total Average Daily Volume	4,882	4,301	5,481	4,447	5,081

Mix of Trading Volume by Product

	1Q 2012	4Q 2011	3Q 2011	2Q 2011	1Q 2011
PRODUCT:
Equities	47.5%	39.4%	35.9%	43.5%	51.3%
Indexes	24.0%	28.0%	29.0%	25.1%	23.1%
Exchange-traded funds	27.1%	31.7%	34.0%	30.3%	24.8%
Futures	1.4%	0.9%	1.1%	1.1%	0.8%
Total	100.0%	100.0%	100.0%	100.0%	100.0%

Average Transaction Fee Per Contract by Product

	1Q 2012	4Q 2011	3Q 2011	2Q 2011	1Q 2011
Trading Days	62	63	64	63	62
PRODUCT:
Equities	$0.110	$0.167	$0.159	$0.169	$0.160
Indexes	0.658	0.631	0.605	0.627	0.604
Exchange-traded funds	0.171	0.212	0.192	0.202	0.207
Total Options Average Transaction Fee	0.261	0.312	0.301	0.295	0.275
Futures	1.697	1.329	1.371	1.477	1.507
Total Average Transaction Fee Per Contract	$0.280	$0.321	$0.313	$0.308	$0.285

Transaction Fees by Product (in thousands)

	1Q 2012	4Q 2011	3Q 2011	2Q 2011	1Q 2011
PRODUCT:
Equities	$15,894	$17,860	$20,019	$20,582	$25,820
Indexes	47,907	47,808	61,524	44,028	43,936
Exchange-traded funds	14,036	18,230	22,836	17,120	16,215
Total Options Transaction Fees	$77,837	$83,898	$104,379	$81,730	$85,971
Futures	6,998	3,149	5,461	4,510	3,968
Total Transaction Fees	$84,835	$87,047	$109,840	$86,240	$89,939

Non-GAAP Information
In addition to disclosing results determined in accordance with GAAP, CBOE Holdings has disclosed certain non-GAAP measures of operating performance. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. The non-GAAP measures provided in this press release include core operating expenses, adjusted operating expenses, adjusted operating income, adjusted operating margin, adjusted effective tax rate, adjusted net income, adjusted net income allocated to common stockholders and adjusted diluted earnings per share.
Management believes that the non-GAAP financial measures presented in this press release, including adjusted net income and core operating expenses, provide useful and comparative information to assess trends in our core operations and a means to evaluate period-to-period comparisons. Non-GAAP financial measures disclosed by management, including adjusted diluted EPS, are provided as additional information to investors in order to provide them with an alternative method for assessing our financial condition and operating results.
The table below shows core operating expenses, which is the company's operating expenses after excluding (i) volume-based expenses, (ii) depreciation and amortization expense, (iii) accelerated stock-based compensation expense and (iv) other unusual or one-time expenses.

	Three months ended March 31

(in thousands)	2012	2011
Total Operating Expenses	$63,977	$66,507
Less:
Depreciation and amortization	8,320	8,696
Accelerated stock-based compensation expense	194	340
Volume-based expenses:
Royalty fees	11,191	11,146
Trading volume incentives	2,649	5,759
Core Operating Expenses (non-GAAP):	$41,623	$40,566
Less: Continuing stock-based compensation expense	(2,745)	(3,073)
Core Operating Expenses Excluding Continuing Stock-Based Compensation (non-GAAP)	$38,878	$37,493

Detail of Core Operating Expenses (non-GAAP)
Employee costs	$25,096	$25,396
Data processing	4,899	4,428
Outside services	7,170	6,579
Travel and promotional expenses	2,167	1,685
Facilities costs	1,303	1,492
Other expenses	988	986
Total	$41,623	$40,566

The table below shows the reconciliation of each financial measure from GAAP to non-GAAP. The non-GAAP financial measures exclude the impact of those items detailed in the footnotes below and are referred to as adjusted financial measures.

(in thousands, except per share amounts)	Three months ended March 31, 2012			Three months ended March 31, 2011
		Items Impacting Results			Items Impacting Results
	Reported (GAAP)	Acceleration of stock-based compensation ¹	After Considering Items (non-GAAP)	Reported (GAAP)	Accelerated stock-based compensation²	Impairment charge³	After Considering Items (non-GAAP)
Total Operating Revenues	$121,392		$121,392	$124,042			$124,042
Total Operating Expenses	63,977	(194)	63,783	66,507	(340)		66,167
Operating Income	57,415	194	57,609	57,535	340		57,875
Operating Margin	47.3%		47.5%	46.4%			46.7%
Total Other Income /(Expense)	(453)		(453)	(643)		459	(184)
Income Before Income Taxes	56,962	194	57,156	56,892	340	459	57,691
Income Tax Provision	23,545	80	23,625	24,021	143	194	24,358
Effective Income Tax Rate	41.3%		41.3%	42.2%			42.2%
Net Income	$33,417	$114	$33,531	$32,871	$197	$265	$33,333
Net Income Allocated to Participating Securities	(554)	(2)	(556)	(782)	(5)	(6)	(793)
Net Income Allocated to Common Stockholders	$32,863	$112	$32,975	$32,089	$192	$259	$32,540
Diluted Net Income per Share Allocated to Common Stockholders	$0.37	$—	$0.37	$0.36	$—	$—	$0.36

NOTES: Amounts may not foot due to rounding.

1)
In the first quarter of 2012, the company accelerated the recognition of stock-based compensation expense to recognize the remaining fair value of the stock-based compensation awards granted to two board members leaving the Board in June 2012.

2)
In the first quarter of 2011, the company accelerated the recognition of stock-based compensation expense to recognize the remaining fair value of the stock-based compensation awards granted to three board members who left the Board in May 2011.

3)	In the first quarter of 2011, the company recorded an impairment charge to write off its investment in NSX Holdings, Inc.

CBOE Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
Three Months Ended March 31, 2012 and 2011

	Three Months Ended March 31,
(in thousands, except per share amounts)	2012	2011

Operating Revenues:
Transaction fees	$84,835	$89,939
Access fees	15,980	17,605
Exchange services and other fees	7,449	4,690
Market data fees	6,373	5,102
Regulatory fees	4,696	4,958
Other revenue	2,059	1,748
Total Operating Revenues	121,392	124,042

Operating Expenses:
Employee costs	25,290	25,736
Depreciation and amortization	8,320	8,696
Data processing	4,899	4,428
Outside services	7,170	6,579
Royalty fees	11,191	11,146
Trading volume incentives	2,649	5,759
Travel and promotional expenses	2,167	1,685
Facilities costs	1,303	1,492
Other expenses	988	986
Total Operating Expenses	63,977	66,507

Operating Income	57,415	57,535

Other Income / (Expense):
Investment income	23	42
Net loss from investment in affiliates	(476)	(460)
Interest and other borrowing costs	—	(225)
Total Other Income / (Expense)	(453)	(643)

Income Before Income Taxes	56,962	56,892
Income Tax Provision	23,545	24,021
Net Income	33,417	32,871
Net Income allocated to participating securities	(554)	(782)
Net Income allocated to common stockholders	$32,863	$32,089

Net income per share allocated to common stockholders
Basic	$0.37	$0.36
Diluted	0.37	0.36
Weighted average shares used in computing income per share:
Basic	88,146	90,085
Diluted	88,146	90,085

CBOE Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
March 31, 2012 and December 31, 2011

(in thousands, except share amounts)	March 31, 2012	December 31, 2011
Assets
Current Assets:
Cash and cash equivalents	$148,629	$134,936
Restricted cash	240	—
Accounts receivable - net of allowances of $316 and $304	48,438	37,578
Marketing fee receivable	9,421	5,195
Income taxes receivable	361	6,756
Other prepaid expenses	6,844	4,152
Other current assets	941	1,065
Total Current Assets	214,874	189,682
Investments in Affiliates	14,222	14,305
Land	4,914	4,914
Property and Equipment:
Construction in progress	3,579	1,264
Building	60,917	60,917
Furniture and equipment	254,209	252,905
Less accumulated depreciation and amortization	(242,078)	(238,288)
Total Property and Equipment—Net	76,627	76,798
Other Assets:
Software development work in progress	8,691	6,168
Data processing software and other assets (less accumulated amortization of $124,537 and $121,173)	34,113	36,001
Total Other Assets—Net	42,804	42,169
Total	$353,441	$327,868

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable and accrued expenses	$35,305	$46,071
Marketing fee payable	10,007	5,765
Deferred revenue	20,405	351
Post-retirement medical benefits	77	100
Income taxes payable	16,845	—
Total Current Liabilities	82,639	52,287

Long-term Liabilities:
Post-retirement medical benefits	1,839	1,781
Income taxes payable	13,574	12,185
Other long-term liabilities	3,881	3,906
Deferred income taxes	20,306	21,439
Total Long-term Liabilities	39,600	39,311
Total Liabilities	122,239	91,598
Commitments and Contingencies
Stockholders' Equity
Preferred Stock, $0.01 par value: 20,000,000 shares authorized, no shares issued and outstanding at March 31, 2012 and December, 31, 2011	—	—
Unrestricted Common Stock, $0.01 par value: 325,000,000 shares authorized, 90,781,335 issued and 87,619,957 outstanding at March 31, 2012; 90,781,222 issued and 88,768,885 outstanding at December 31, 2011	908	908
Additional paid-in-capital	58,408	55,469
Retained Earnings	254,793	232,121
Treasury Stock, at cost: 3,161,378 shares at March 31, 2012	(81,971)	(51,329)
Accumulated other comprehensive loss	(936)	(899)
Total Stockholders' Equity	231,202	236,270

Total	$353,441	$327,868

CBOE Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
Three Months Ended March 31, 2012 and 2011

	Three Months Ended March 31,
(in thousands)	2012	2011
Cash Flows from Operating Activities:
Net Income	$33,417	$32,871
Adjustments to reconcile net income to
net cash flows from operating activities:
Depreciation and amortization	8,320	8,696
Other amortization	22	22
Provision for deferred income taxes	(1,152)	2,385
Stock-based compensation	2,939	3,413
Loss on disposition of property	—	160
Loss on investment in affiliates	476	—
Impairment of investment in affiliates and other assets	—	460
Restricted cash	(240)	—
Net change in assets and liabilities	19,561	30,217
Net Cash Flows provided by Operating Activities	63,343	78,224
Cash Flows from Investing Activities:
Capital and other assets expenditures	(7,869)	(7,134)
Investment in affiliates	(394)	—
Proceeds from disposition of property	—	38
Net Cash Flows used in Investing Activities	(8,263)	(7,096)
Cash Flows from Financing Activities:
Payment of quarterly dividends	(10,745)	(9,228)
Purchase of unrestricted stock from employees	(1)	—
Purchase of unrestricted stock under repurchase program	(30,641)	—
Net Cash Flows used in Financing Activities	(41,387)	(9,228)

Net Increase in Cash and Cash Equivalents	13,693	61,900

Cash and Cash Equivalents at Beginning of Period	$134,936	$53,789
Cash and Cash Equivalents at End of Period	$148,629	$115,689

Supplemental Disclosure of Cash Flow Information
Cash paid for income taxes	$67	$142
Non-cash activities:
Unpaid liability to acquire equipment and software	$2,453	$2,747